Exhibit 99.1

Contact:	Vicki Hitzhusen
(832) 601-6070
Vicki.Hitzhusen@usoncology.com

US Oncology Announces Resignation of Chief Financial Officer

(Houston, April 18, 2008) US Oncology announced today that its Chief Financial Officer, Rick McCook, will resign effective May 2, 2008. McCook joined US Oncology in July 2006.

“I have enjoyed my work with US Oncology and am proud of the Company’s accomplishments during my tenure,” said McCook. “However, at this time I intend to explore opportunities in a retail or manufacturing business to more fully leverage my skills and experience.”

“During his tenure at US Oncology, Rick played a key role in overseeing our financial operations infrastructure and consummating equity and debt financings for the Company,” said Bruce D. Broussard, CEO of US Oncology. “We appreciate his many contributions to US Oncology.”

After Mr. McCook’s resignation, Vicki Hitzhusen, Chief Accounting Officer of the company will serve as interim principal financial officer. The company intends to initiate a search for a new Chief Financial Officer.

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.

According to the company’s last quarterly earnings report, US Oncology is affiliated with 1,199 physicians operating in 461 locations, including 88 radiation oncology facilities in 39 states.

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